Exhibit 10.9

Certain identified information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

AMENDED AND RESTATED FINISHED DISTILLATE SUPPLY AND STORAGE AGREEMENT

AMENDED AND RESTATED FINISHED DISTILLATE SUPPLY AND STORAGE AGREEMENT made as of this 20th day of June 2023 (the “Effective Date”), by and between, SPIRITS GLOBAL, INC., a Delaware corporation located at 100 Bayview Circle, Suite 4100, Newport Beach, CA 92660, as successor-in-interest to CWI VENTURES, LLC (“CWI”) (the “Purchaser”), and GBRE, LLC, a limited liability company formed under the Laws of the Commonwealth of Kentucky (the “Distiller”) located at 450 Southern Soul Way, Lancaster, Kentucky 40444.

RECITALS:

(1)	Distiller and CWI entered into that certain Finished Distillate Supply and Storage Agreement dated August 15, 2022, which was subsequently assigned to Purchaser pursuant to that certain Assignment of Agreement dated April 20, 2023 (as assigned, the “Initial Agreement”).

(2)	The Distiller is the owner of a production facility located in Lancaster, Kentucky (the “Distillery”), and is engaged in the production of bourbon and whiskey products, among other products.

(3)	The Distillery anticipates that it will commence the commercial production of bourbon and whiskey products in or around October 1, 2023.

(4)	The Parties now desire to amend and restate the Initial Agreement in its entirety as set forth herein for the purpose, among others, of setting forth respective rights and obligations of each Party

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties hereby consent and agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.1 Definitions.

As used in this Agreement, the following terms have the respective meanings set out below:

“Affiliate” means with respect to any Person, any Person which, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Aging” means storing Distillate in Barrels, and “Aged” means stored Distillate in Barrels.

“Agreement” means this finished distillate supply and storage agreement.

“Barrel” means a new oak barrel with an approximately 53 liquid gallon capacity charred by the Distiller or its supplier to either: (1) the same specifications as barrels used by the Distiller to age its own products; or (2) such other specifications designated in writing by the Purchaser.

“Barrel Inventory” has the meaning set out in Section 3.1(3).

“Bourbon” has the meaning given to such term under the Laws of the United States, including 27 C.F.R. 5.

“Business Day” means any day of the year, other than a Saturday, a Sunday or a day on which banks are closed for business in the Commonwealth of Kentucky.

“Change of Control” means any change of Control of the Distiller, whether in a single transaction or a series or related transactions, notwithstanding that such transaction(s) may be effected pursuant to: (I) the sale, transfer or other disposition by the equity holders of the Distiller of a majority of their equity interests in the capital of the Distiller to any third Person; (2) the sale, transfer or other disposition of all or substantially all of the assets of the Distiller to any third Person; or (3) any other transaction involving a third Person (including any creditor of the Distiller) resulting in the direct or indirect sale, transfer or disposition of all or substantially all of the business carried on by the Distiller to any third Person.

“Confidential Information” means any information of or about one Party furnished by such Party (the “Disclosing Party”) or its Representatives to the other Party (the “Receiving Party”) or its Representatives, including all non-public, past, present or future confidential information, products, services, business plans, know-how, concepts, ideas, manufacturing or other processes or procedures, techniques, methodologies, operations, data, reports, e-mail, procedures, plans, balance sheets, financial statements and other financial records, books of accounts, analyses, records, tax filings, regulatory filings, compilations, interpretations, projections, forecasts, agreements, instructions, documents, contracts, permits, licenses, business or marketing plans, vendor or customer names, lists, data, strategic plans, surveys, studies, tests, results, trade secrets, sketches, drawings, works of authorship, models, inventions, software programs, source documents, and any other information related to the Disclosing Party; provided, that “Confidential Information” does not include information which the Receiving Party can demonstrate: (1) is generally available to or known by the public other than as a result of improper disclosure by the Receiving Party or its Representatives in breach of this Agreement; (2) is obtained by the Receiving Party from a source other than the Disclosing Party or its Representatives (provided, that such source was not, to the knowledge of the Receiving Party or its Representatives, bound by a duty of confidentiality to the Disclosing Party with respect to such information); or (3) is legally in the public domain. “Confidential Information” shall also include the existence, terms and conditions of this Agreement, or of any discussions or negotiations between the Parties or their Representatives with respect to the transactions contemplated by this Agreement and the Schedules.

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“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise, and the terms “Controls”, “Controlling”, “Controlled by” and “under common Control with” have the corresponding meanings.

“Distillate” means distillate of such bourbon and whiskey products manufactured pursuant to the terms of this Agreement.

“Distillate Prices” has the meaning set out in Section 4.1(1).

“Distiller Indemnified Persons” has the meaning set out in Section 7.1(2).

“Distillery” has the meaning set out in the recitals hereto. “Evaporation Loss” has the meaning set out in Section 3.1(4). “Federal Act” has the meaning set out in Section 2.4(1)(d).

“Governmental Authority” means the U.S. Department of the Treasury Bureau of Alcohol and Tobacco Tax and Trade, the Kentucky Alcoholic Beverage Commission, the Commonwealth of Kentucky Department of Alcoholic Beverage Control, and any other domestic or foreign government, whether federal, provincial, state, local, territorial or municipal, and any governmental agency, ministry, department, court, tribunal, commission, stock exchange, bureau, board or other instrumentality exercising or purporting to exercise legislative, judicial, regulatory or administrative functions of, or pertaining to, government or securities market regulation.

“Industry” means the beverage alcohol distillery industry and, specifically, the bourbon and/or whiskey industry in the Commonwealth of Kentucky.

“Industry Standards” means the best accepted standards and practices of the Industry.

“Kentucky Bourbon” means Bourbon that has been produced and aged in the Commonwealth of Kentucky and otherwise meets the requirements under the Laws of the Commonwealth of Kentucky permitting the use of the term “Kentucky” on its label.

“Laws” means, in respect of any Person, property, transaction or event, any domestic or foreign statute, law (including the common law), ordinance, rule, regulation, treaty, restriction, regulatory policy, standard, code or guideline, by-law or judicial or administrative order, in each case, that has the force oflaw, that applies in whole or in part to such Person, propetty, transaction or event.

“Lien” means any mortgage, charge, pledge, hypothec, security interest, assignment, lien (statutory or otherwise), easement, title retention agreement or arrangement, conditional sale, deemed or statutory trust, restrictive covenant or other encumbrance of any nature which, in substance, secures payment or performance of an obligation.

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“Losses” means any direct or indirect losses, costs, liabilities, obligations, claims, interest, fines, penalties, assessments, Taxes, damages available at law or in equity, and expenses (including reasonable consultant’s and expert’s fees and expenses, and reasonable costs, fees and expenses of legal counsel, and reasonable costs, fees and expenses of investigation, defense or settlement).

“Lot” means the aggregate Distillate produced during any calendar day that is in the Distiller’s pre-barreling tanks at the end of such day.

“Notice” has the meaning set out in Section 8.2.

“Ordered Amount” means the amount(s) of Distillate to be Purchased by the Purchaser during the Term of this Agreement.

“Parties” means, collectively, the Purchaser and the Distiller, and “Party” means either of them, as the context requires.

“Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trnstee, executor, administrator or other legal personal representative, Governmental Authority or other entity, however designated or constituted.

“Purchased” has the meaning set out in Section 2.2(2).

“Purchaser Delegate” means one or more employees, agents and/or representatives designated by the Purchaser.

“Purchaser Indemnified Persons” has the meaning set out in Section 7.1(1).

“Representatives” has the meaning set out in Section 8.3.

“Rye” has the meaning set out in Schedule C.

“Sample” has the meaning set out in Section 2.2(4).

“Scheduled Shutdown” means any voluntary cessation by the Distiller of its operations in the ordinary course of business which the Distiller notifies the Purchaser will occur in any year during the Term not less than 30 days prior to the beginning of such shutdown.

“Schedules” means the schedules attached to this Agreement, which schedules are incorporated in and form an integral part of this Agreement for all purposes hereof.

“Service Fees” has the meaning set out in Section 4.1(2).

“Tax” or “Taxes” means any applicable foreign, federal, state, county or local ad valorem, excise, sales, transfer, use and other similar taxes, and any other charges, duties, fees, impositions or other like assessments of any kind whatsoever, together with any interest, penalties, additions to tax or other additional amounts imposed by any Governmental Authority, including the Commonwealth of Kentucky.

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“Term” has the meaning set out in Section 5.1(1).

“Warehouses” means the Distiller’s or and Affiliate’s existing and planned barrel storage facilities either located at the Distillery or offsite, collectively, and “Warehouse” means any of them, as the context requires.

Section 1.2 Interpretation Not Affected by Headings, etc.

The division of this Agreement into Articles and Sections, and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

Section 1.3 Gender, Number and Extended Meanings.

Words importing the singular include the plural and vice versa, and words importing gender include all genders. The term “including” means “including, without limitation,” and such terms as “includes” have similar meanings. In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including”, and the words “to” and “until” each mean “to but excluding”.

Section 1.4 General Construction.

In this Agreement, unless otherwise expressly stated or the context otherwise requires: (1) references to “this Agreement”, “herein”, “hereby”, “hereunder”, “hereof’ and similar expressions are references to this Agreement and not to any particular Article, Section or Schedule to this Agreement; (2) the expression “Article”, “Section” and other subdivision followed by a number mean and refer to the specified Article, Section or other subdivision of this Agreement; (3) if the date on which any action is required to be taken hereunder by. any of the Parties is not a Business Day, such action will be required to be taken on the next succeeding day that is a Business Day; and (4) a period of Business Days is to be computed as beginning on the day following the event that began the period and ending at 4:00 p.m. (EST) on the last day of the period if the period is a Business Day or at 4:00 p.m. on the next Business Day if the last day of the period does not fall on a Business Day.

Section 1.5 References to Persons and Agreements.

Any reference in this Agreement to a Person includes its heirs, administrators, executors, legal personal representatives, successors and permitted assigns. Except as otherwise provided in this Agreement, the term “Agreement” and any reference in this Agreement to this Agreement, or any other agreement or document, includes, and is a reference to, this Agreement, or such other agreement or document, as it may have been, or may from time to time be amended, restated, replaced, supplemented, or novated, and includes all schedules, exhibits and appendices to it, as applicable.

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Section 1.6 Statutes.

Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules, regulations and interpretations made under it, as it or they may have been or may from time to time be modified, amended, or re-enacted.

Section 1.7 Joint Drafting.

This Agreement is deemed to have been prepared jointly by the Parties. Any ambiguity in this Agreement shall not be interpreted against either Party and will be interpreted as if both of the Parties had jointly prepared this Agreement.

ARTICLE 2

SALE AND PURCHASE; QUALITY TESTING; BARRELING

Section 2.1 Sale and Purchase of Distillate.

During the Tenn, the Purchaser agrees to purchase from the Distiller, and the Distiller agrees to sell to the Purchaser, the Ordered Amount as set out in Schedule C, (which may be amended from time to time, as mutually agreed in writing by the Parties), on and subject to the terms and conditions of this Agreement.

Section 2.2 Title and Risk of Loss, Quality Testing.

(I)	Title to Distillate, together with the risk of Loss and the rewards of ownership relating thereto, shall pass from the Distiller to the Purchaser upon the satisfaction of all the following:

(a)	the barreling of such Distillate pursuant to Section 2.3; and

(b)	either (i) the placement by the Distiller of the Barrels holding such Distillate into storage in the applicable Warehouse or (ii) the loading and securing of the Barrels holding such Distillate onto the carrier vehicle of the Purchaser (or of a third Person designated by the Purchaser) for shipment to a business address designated by the Purchaser, in each case, in accordance with the terms hereof.

(2)	Distillate is deemed to have been “Purchased” by the Purchaser at the time of title transfer as contemplated in Section 2.2(1), irrespective of when the Purchaser takes physical possession of such Distillate.

(3)	For the avoidance of doubt: (a) until such time as Distillate is deemed to have been Purchased by the Purchaser as contemplated in this Section 2.2(1), the Distiller shall keep all Barrels holding such Distillate secure and protected from loss, damage and contamination; and (b) title to Distillate that has been rejected by the Purchaser, together with the risk of Loss and the rewards of ownership relating thereto, shall remain with the Distiller.

(4)	The Distiller shall retain a 100ml sample of Distillate from each Lot that is produced by the Distiller (each, a “Sample”) and shall test the Distillate for proof, color, flavor at the time of barrelling. The results of these tests will be given to Purchaser for each Lot. The results will include subjective and objective information reporting proof, color, and flavor.

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Section 2.3 Barreling.

(1)	The Distiller shall barrel the applicable volume of Distillate into Barrels in accordance with Industry Standards and this Section 2.3.

(2)	Prior to barreling any Distillate, the Distiller shall visually inspect all Barrels to determine whether such Barrels are defective and/or contaminated, and the Distiller shall not use any Barrel that is, based on such visual inspection, defective and/or contaminated.

(3)	All Barrels used by the Distiller to Age Distillate shall: (a) be of at least the quality of barrels used by the Distiller to age its own products; and (b) adhere to the Laws of Kentucky applicable to the production and aging of Kentucky Bourbon.

(4)	Each Barrel of Distillate shall be barreled by the Distiller at a target proof of 110 proof (“Initial Distillate Proof’) unless specified by Purchaser to the Distiller at least ten (10) Business Days in advance of Purchaser’s anticipated production run and the Distillate Prices (as defined below) are adjusted accordingly (a “Proof Price Adjustment”) by the Distiller for the change in proof variance of such Distillate (each a “Distillate Proof Variance”). If the Purchaser does not reject a Proof Price Adjustment within two (2) Business Days of notice of such Proof Price Adjustment from Distiller, such Proof Price Adjustment shall be deemed to be accepted by Purchaser. If Purchaser rejects a Proof Price Adjustment within two (2) Business Days of notice of such Proof Price Adjustment from Distiller, then Purchaser’s Distillate Proof Variance request shall be deemed rejected by Distiller and all Purchaser’s Barrels shall be barreled at the Initial Distillate Proof.

Section 2.4 Certain Covenants of the Distiller.

(1)	The Distiller covenants that all Distillate produced by the Distiller hereunder:

(a)	shall conform to Industry Standards for Kentucky Bourbon;

(b)	shall, after appropriate Aging, qualify for designation as Kentucky Bourbon, unless Distillate is a Rye or otherwise agreed in writing;

(c)	shall be produced, and all services rendered by the Distiller with respect thereto, including the barreling, storage and shipment services contemplated hereby, shall have been performed, in compliance with Industry Standards;

(d)	shall comply with the standards of identity of the Federal Alcohol Administration Act and all regulations promulgated thereunder by the U.S. Department of the Treasury’s Bureau of Alcohol and Tobacco Tax and Trade (collectively, the “Federal Act”), or under any similar Law;

(2)	The Distiller shall purchase and stock all production materials and components of Distillate necessary for production of Distillate hereunder in accordance with the Ordered Amounts.

(3)	Upon written request with reasonable notice provided by the Purchaser, Distiller shall provide to the Purchaser a written report relating to the Distiller’s production and barreling of Distillate.

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(4)	The Distiller shall not subcontract all or any part of the production or barreling of Distillate hereunder to any other Person without the prior written consent of the Purchaser.

(5)	The Distiller shall operate and maintain the Distillery and the Warehouses at all times in a secure manner in accordance with Industry Standards with respect to Distillate that has been Purchased by the Purchaser.

(6)	The Distiller shall have and maintain in full force the types of insurance required for the operations and warehousing, and the Purchaser must obtain and maintain insurance at all times for the Purchasers assets as defined by all barreled spirits owned by the Purchaser and in storage at the Warehouse. Purchaser may elect to have Distiller provide insurance for its Barrel Inventoty stored in the Warehouse(s) pursuant to Schedule B. Any insurance coverage provided by the Distiller for Purchaser’s Barrel Inventory pursuant to Schedule B will only cover up to the original purchase price of the Distillate Purchaser paid for such Barrel Inventory as provided herein. The Distiller shall furnish to the Purchaser upon request a certificate of insurance evidencing the insurance required pursuant to this Section 2.4(6). If Purchaser does not elect to have Distiller provide insurance pursuant to Schedule B, the Purchaser shall furnish to Distiller upon request a certificate of insurance evidencing the insurance required pursuant to this Section 2.4(6). ACCEPTANCE OF ANY INSURANCE CERTIFICATE BY DISTILLER SHALL NOT CONSTITUTE ACCEPTANCE OF THE ADEQUACY OF COVERAGE, COMPLIANCE WITH THE REQUIREMENTS OF THE AGREEMENT, OR AN AMENDMENT TO THE AGREEMENT.

ARTICLE 3

WAREHOUSING; SHIPMENT

Section 3.1 Barrel Inventory and Records.

(1)	Subject to Section 3.2(4), all Barrels of Distillate Purchased by the Purchaser will be stored by the Distiller or its Affiliate in the applicable Warehouse in accordance with Industry Standards and this Agreement. The Distiller shall at all times maintain a listing of the U.S. Batch ID numbers, OPG qualities, ages of such Barrels, and assign each Barrel a unique Purchaser JD (such Barrels, collectively, the “Barrel Inventory”), shall make such listing reasonably available for inspection by any Purchaser Delegate in accordance with Section 3.5, and shall produce warehouse receipts of the Barrel Inventory upon request of Purchaser.

(2)	The Distiller shall make available or secure sufficient storage capacity to store and warehouse the Ordered Amount made by the Distiller for the Purchaser pursuant to this Agreement.

(3)	The Distiller shall, with respect to Distillate that is Purchased by the Purchaser, including all Barrel Inventory: (a) create and maintain full and accurate records of production runs and shipments with respect to such Distillate, and all other records relevant to this Agreement and/or required by Law and Industry Standards; (b) prepare and make all filings required under Law with respect thereto; and (c) make all such records and filings reasonably available for inspection by the Purchaser’s agents or representatives m accordance with Section 3.5.

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(4)	The Parties acknowledge that: (a) in the course of Aging Distillate, some volume of liquid is lost through evaporation (“Evaporation Loss”); and (b) the Distiller shall not be responsible for any Evaporation Loss from the Barrel Inventory, except to the extent that any such Evaporation Loss was caused by the willful misconduct (including willful omission), bad faith or gross negligence of the Distiller or any of its directors, officers, members, managers, employees, agents or representatives, as applicable.

Section 3.2 Warehouse Management.

(1)	The Barrel Inventory shall be stored and Aged at the Warehouses. The Warehouses will be maintained in accordance with reasonable operating parameters and procedures consistent with Industry Standards.

(2)	The Distiller or its Affiliate shall exercise the degree of care that a reasonable and prudent warehouseperson would exercise to protect its own goods. The Distiller or its Affiliate shall maintain the Warehouses in a sound, clean condition and take all reasonable steps in accordance with Industry Standards to keep them free of rodents, birds and other conditions which may adversely affect the condition of the Barrel Inventory.

(3)	The monthly Service Fees and other charges for Barrels stored hereunder will be based on the number of Barrels stored in the applicable Warehouse at the end of each month during the Term during which such Barrels were stored.

(4)	Provided that Purchaser has satisfied all of its accrued obligations to Distiller or its Affiliate, the Purchaser may, upon ten Business Days’ written notice to the Distiller or its Affiliate and the tender of the applicable removal fee, remove from the applicable Warehouse its Barrels and relocate them to any other storage facility designated by the Purchaser.

Section 3.3 Shipment Administration and Logistics.

(I)	The Parties shall cooperate in good faith to establish a logistics and administration process with respect to the shipment of Purchased Distillate.

(2)	Shipment terms are FOB the Distillery. If the Distiller makes shipping arrangements on behalf of the Purchaser, the Distiller will direct the invoices for such shipments to the Purchaser’s attention for payment. If the Purchaser makes shipping arrangements, it will provide the Distiller with all necessary tender information.

(3)	The Purchaser shall be responsible for all shipping, handling and other charges assessed by carriers and/or third Persons in connection with the delivery and/or other shipment of the Barrel Inventory.

Section 3.4 Empty or Deteriorating Barrels.

Intentionally omitted.

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Section 3.5 Access, Information and Records.

(1)	The Purchaser shall have the right upon proper preregistration and authorization by the Distiller (which authorization shall not be unreasonably withheld, conditioned, or delayed), to have any Purchaser Delegate enter the Distillery on a Business Day to taste and test Distillate.

(2)	During normal business hours on a Business Day and upon at least seventy-two (72) hours advance written notice by the Purchaser, the Distiller or its Affiliate shall permit any Purchaser Delegate to: (a) examine and inspect the Warehouses and the Distiller’s equipment; (b) inspect and take inventories of the Barrel Inventory; and (c) examine the Distiller’s and/or Affiliate’s records relating to the Distillate and the Barrel Inventory.

(3)	Upon request from the Purchaser, the Distiller shall promptly provide accurate production information regarding Purchased Distillate.

ARTICLE 4

DISTILLATE PRICING; SERVICE FEES

Section 4.1 Distillate Pricing; Service Fees.

(I)	The price for Distillate production and barreling (collectively, the “Distillate Prices”), and the related invoice and payment provisions, are set forth on Schcdul A. For the avoidance of doubt, the Distillate Prices set forth on chedule A include all Taxes payable for, and attributable to, the portion of Purchased Distillate at the Distillery and/or Warehouses on the applicable assessment date (excluding, for certainty, any barrel taxes imposed within the Commonwealth of Kentucky on Barrels stored by the Distiller or its Affiliate as contemplated in Section 4.1(2)).

(2)	The fees for warehouse and related storage services hereunder (collectively, the “Service Fees”), and the related invoice and payment provisions, are set forth on Schedule 8. For the avoidance of doubt, any barrel taxes imposed within the Commonwealth of Kentucky on Barrels stored by the Distiller or its Affiliate hereunder shall be allocated to, and paid by, the Purchaser, and shall be depicted as a separate line item on any invoices issued by the Distiller or its Affiliate hereunder.

(3)	Distiller and/or its Affiliate, if applicable, shall at all times and pursuant to KRS 355.7-209 have a Warehouse Lien encumbering Purchaser’s Barrels stored in Distiller’s or its Affiliate’s warehouse to secure Purchaser’s obligations hereunder. If Purchaser has timely paid all Services Fees then no such Warehouse Lien shall be enforced against Purchaser’s Barrels.

Section 4.2 Deposit

No later than sixty (60) days prior to Distiller’s anticipated initial production rnn, Purchaser shall pay Distiller an initial deposit of fifty percent (50%) of the estimated total fee for production for the first production year as set forth in Schedules A & C (the “Initial Deposit”) and Distiller currently is in possession of $195,000 towards this Initial Deposit from Purchaser. Thereafter, fifty percent (50%) of the total fee for any production run in any given year as set forth in Schedules A & C (each a “Production Deposit”) must be paid to Distiller within five (5) Business Days upon Distiller’s written notice to Purchaser (a “Production Deposit Request”). A Production Deposit Request may be sent at any time but no earlier than sixty (60) days prior to Distiller’s anticipated production run for Purchaser’s Distillate for that respective Distillate production year. The Initial Deposit shall be applied to the total fee for production for Purchaser’s first Distillate production year. Both the Initial Deposit and any Production Deposit are nonrefundable unless Distiller commits a default resulting in the termination of this Agreement pursuant to Section 5.1(2).

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ARTICLE 5

TERM, TERMINATION, AND FORCE MAJEURE EVENTS

Section 5.1 Term and Termination.

(1)	This Agreement shall commence on the Effective Date and expire December 31, 2028 (the “Term”).

(2)	This Agreement may be terminated:

(a)	by mutual written agreement of the Parties;

(b)	by Distiller, with immediate effect upon notice to Purchaser in the event Purchaser fails to pay any amount due to Distiller under this Agreement within ten (10) Business Days of such amount becoming due and payable;

(c)	by Distiller, pursuant to Schedule A; or

(d)	by the Purchaser or Distiller, with immediate effect upon notice to the other party:

(i)	upon the breach of a material term of this Agreement by the other party (“Breach”) and such Breach has not been cured within thirty (30) days after the alleged breaching party’s receipt of notice of such Breach; provided, however, in that event the Breach is of nature that is not capable of cure within such thirty (30) day period, the alleged breaching party shall be given an additional period of time, not to exceed ninety (90) days, to cure such Breach; or

(ii)	if a party becomes insolvent, files a petition for bankruptcy, or commences (or has commenced against it) proceedings relating to bankruptcy, receivership or reorganization, or the party makes a general assignment for the benefit of its creditors.

(e)	The rights and obligations of the Parties set forth in Sections 7 & 8, and any right or obligation of the Parties in this Agreement which, by its nature, should survive termination or expiration of this Agreement, will survive any such termination or expiration of this Agreement.

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(3)	Upon any termination of this Agreement, Purchaser shall remove its Barrel Inventory from the Warehouse(s) within thirty (30) days of such termination of this Agreement unless Purchaser shall have entered into a separate warehouse storage agreement with Distiller or its Affiliate for the continued storage of Purchaser’s Barrel Inventory.

Section 5.2 Force Majeure Events

(1)

Distiller shall not be liable or responsible to Purchaser, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any provision of this Agreement, when and to the extent Distiller’s failure or delay is caused by or results from the following force majeure events (“Force Majeure Event(s)”): (a) acts of God; (b) flood, fire, destructive wind event, earthquake, explosion or any other natural disasters or catastrophes, including any epidemic or pandemic; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest;

(d) government order, law, or action; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; (g) strikes, labor stoppages or slowdowns, or other industrial disturbances; (h) telecommunication or equipment breakdowns, power outages or shortages, inadequate transportation services, or inability or delay in obtaining supplies of adequate or suitable materials; and (i) other similar events beyond the reasonable control of the impacted Party; provided, however, no Force Majeure Event shall relieve Purchaser from its obligations to Distiller for the fees due from Purchaser as provided for herein or Purchaser’s obligations as to insurance provided for herein, nor shall any Force Majeure Event relieve either Party of its indemnification obligations provided for herein..

(2)	Distiller shall give notice within ten (I 0) Business Days of the Force Majeure Event to the Purchaser, stating the period of time the occurrence is expected to continue. Distiller shall use commercially reasonable efforts to end the failure or delay and to try to minimize the effects of such Force Majeure Event. Distiller shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause of the Force Majeure Event. In the event that the Distiller’s failure or delay remains uncured for a period of one-hundred eighty (180) consecutive days following written notice given by it under this Section 5.2(2), either Party may thereafter terminate this Agreement upon fourteen (14) days’ written notice to the other Party.

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ARTICLE 6

REPRESENTATIONS AND WARRANTIES

Section 6.1 Representations and Warranties of the Parties.

Each Party represents and warrants to the other Party as follows, and acknowledges and agrees that the other Party is relying on such representations and warranties in connection with entering into this Agreement and performing its obligations hereunder:

(I)	Such Party is an entity duly fonned and subsisting under the Laws of its jurisdiction of its formation.

(2)	Such Party has the requisite power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and perfonnance by such Party of its obligations under this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of such Party, and no other proceedings on the part of such Party are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby.

(3)	The execution, delivery and perfonnance by such Party of its obligations under this Agreement, and the consummation of the transactions contemplated hereby, do not require any additional authorization or consent, or other action by or in respect of, or filing with, or notification to, any Governmental Authority or other Person by such Party.

(4)	This Agreement has been duly and validly executed and delivered by such Party, and constitutes legal, valid and binding obligations of such Party, enforceable against such Party in accordance with the terms hereof.

(5)	There are no proceedings before or pending before any Governmental Authority, or threatened to be brought by or before any Governmental Authority, by or against such Party affecting the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

(6)	Such Party is not subject to any order of any Governmental Authority, nor are there any such orders threatened to be imposed by any Governmental Authority, which could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE 7

INDEMNIFICATION

Section 7.1 Indemnification; Limitation of Liability

(\)	Indemnification by the Distiller. The Distiller hereby agrees to indemnify and save harmless the Purchaser and its Affiliates, and their respective shareholders, members, directors, officers, employees, agents and representatives, as applicable (collectively, the “Purchaser Indemnified Persons”), from and against, and will pay for, any Losses suffered by, imposed upon or asserted against any Purchaser Indemnified Person as a result of, in respect of, connected with, or arising out of, under or pursuant to:

(a)	any material breach or inaccuracy of any representation or warranty of the Distiller, any material failure of the Distiller to perform or fulfill any of its covenants under this Agreement; and

(b)	any willful misconduct, bad faith or gross negligence of the Distiller or any of its Affiliates, or any of their respective directors, officers, members, managers, employees, agents or representatives, as applicable.

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(2)	Indemnification by the Purchaser. The Purchaser hereby agrees to indemnify and save harmless the Distiller and its Affiliates, and their respective shareholders, members directors, officers, employees, agents and representatives, as applicable (collectively, the “Distiller Indemnified Persons”), from and against, and will pay for, any Losses suffered by, imposed upon or asserted against any Distiller Indemnified Person as a result of, in respect of, connected with, or arising out of, under or pursuant to:

(a)	any material breach or inaccuracy of any representation or warranty of the Purchaser, any failure of the Purchaser to perform or fulfill any of its covenants, or any other material breach by the Purchaser of any other obligations or agreements, under this Agreement; and

(b)	any willful misconduct, bad faith or negligence of the Purchaser or any of its Affiliates, or any of their respective directors, officers, members, managers, employees, agents or representatives, as applicable.

(3)	Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NEITHER PARTY HAS ANY LIABILITY WITH RESPECT TO THE SERVICES OR ITS OTHER OBLIGATIONS UNDER THIS AGREEMENT OR OTHERWISE FOR ANY LOST PROFITS OR REVENUES OR FOR ANY CONSEQUENTIAL, EXEMPLARY, SPECIAL, INDIRECT, INCIDENTAL, OR PUNITIVE DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF PROFITS AND THE COST OF COVER) HOWEVER CAUSED, WHETHER IN CONTRACT, TORT, OR UNDER ANY OTHER THEORY OF LIABILITY, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 8

GENERAL

Section 8.1 Further Assurances.

Each of the Parties will, at the request of the other Party, take (or cause to be taken) such action, and execute and deliver (or cause to be executed and delivered) to the other Party, such documents, instrument and other further assurances as may be reasonably necessary to give effect to this Agreement and the transactions contemplated hereby.

Section 8.2 Notice.

Any notice, notification, direction, request or other communication between the Parties under this Agreement (including any Production Notice) will be in writing (each, a “Notice”) and may be delivered personally or transmitted by fax or email, addressed:

Ifto GBRE. addressed to:	If to Purchaser. addressed to:

GBRE,LLC	Spirits Global, Inc.
Ray Franklin	Attn: Todd Sanders
450 Southern Soul Way	100 Bayview Circle, Suite 4100
Lancaster, Kentucky 40444	Newport Beach, CA 92660
Email: ray@anwhiskey.com	Email: todd@spirlt cap.com

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Any such notice or other communication: (a) if given by personal delivery, will be deemed to have been given on the day of actual delivery thereof; and (b) (i) if transmitted by fax or email before 4:00 p.m. (EST) on a Business Day, will be deemed to have been given on such Business Day, and (ii) if transmitted by fax or email after 4:00 p.m. (EST) on a Business Day, will be deemed to have been given on the Business Day after the date of the transmission, in each case, provided that the relevant transmission or computer report indicates a full and successful transmission.

Section 8.3 Confidentiality.

During the Term and for a period of two years thereafter, except as and to the extent required by Law or pursuant to an order of a Governmental Authority, neither Party shall disclose or use, nor permit any of its employees, agents, directors, officers, members, managers, shareholders or representatives, as applicable (collectively, “Representatives”), to disclose or use, any Confidential Information with respect to the other Party at any time or in any manner, other than in connection with the consideration or completion of the transactions contemplated by this Agreement and the Ancillary Agreements; provided, that in the event that either Party or any of its Representatives is required by a Governmental Authority to provide Confidential Information with respect to the other Party, then such Party shall promptly notify the other Party of such requirement.

Section 8.4 Relationship of Parties.

Nothing contained in this Agreement shall be construed as creating any agency, partnership, franchise, business trust, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever.

Section 8.5 Time.

Intentionally Omitted.

Section 8.6 Entire Agreement; Amendment, Modification and Waiver; Paramountcy.

This Agreement and the Schedules constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all other prior agreements, negotiations and understandings between the Parties with respect to the subject matter hereof. Except as expressly provided herein, neither this Agreement nor any Schedule may be amended or modified, and no provision hereof or thereof may be waived, in any respect, except by written instrument executed by the Parties. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of any Schedule, the terms of this Agreement shall govern to the extent of the conflict or inconsistency, as applicable.

Section 8.7 Severability.

The provisions of this Agreement shall be deemed severable, and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or to any circumstance, is held to be illegal, invalid or unenforceable: (I) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision; and (2) the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

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Section 8.8 Enurement; Assignment.

This Agreement becomes effective only when executed by the Parties. After that time, it is binding on and enures to the benefit of the Parties and their respective successors and permitted assigns, as applicable. Notwithstanding anything to the contrary found herein, upon any Change of Control, the Distiller shall have the right in its sole discretion to either (i) terminate this Agreement or (ii) cause any successor to the Distiller, or the Distiller’s business or assets, as the case may be, to continue to be a party to and bound by this Agreement on the terms and conditions hereof. Except for the Indemnified Persons, no third Persons shall be deemed beneficiaries of this Agreement for purposes of enforcing or making claims with respect to this Agreement or performance hereunder. Neither this Agreement, nor any of the rights or obligations hereunder, may be assigned or transferred, in whole or in part, by any Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), provided, however, no such consent shall be required to an assignment or transfer of this Agreement via a Change of Control. Purchaser shall remain liable for its obligations hereunder until this Agreement is terminated, except for those provisions that survive termination. If a permitted assignment or transfer occurs and new records to reflect such assignment or transfer are requested by Purchaser, Distiller shall invoice the Purchaser pursuant to Schedule B. In order to approve an assignment of the ownership of the barrels, Distiller must confirm that the assignee or transferee is able to legally own the barrels and as such Distiller will charge a fee of $2.00 per barrel to effectuate the assignment.

Section 8.9 Remedies.

Except as otherwise provided herein, all remedies of the Parties provided herein will, to the extent permitted by Law, be deemed cumulative and not exclusive of any thereof or of any other remedies available to the Parties at law or in equity, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained herein, and every remedy given herein or by Law to any Party may be exercised from time to time, and as often as will be deemed expedient, by such Party.

Section 8.10 Expenses.

Except as expressly provided herein, all out-of-pocket third Person expenses incurred in connection with this Agreement shall be paid by the Party incurring such expenses.

Section 8.11 Governing Law; Waiver of Jury Trial

This Agreement will be governed by and construed in accordance with the Laws of the Commonwealth of Kentucky and the Laws of the United States of America applicable therein, without regard to its principles of conflicts of Laws, and the venue for any dispute arising out of, in connection with or related to this Agreement and the transactions contemplated hereby shall be in the federal or state court located in Fayette County, Kentucky. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HEREBY KNOWINGLY AND INTENTIONALLY WAIVES (WITH THE BENEFIT OF ADVICE OF LEGAL COUNSEL OF ITS OWN CHOOSING) THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF, RELATED TO OR BASED IN ANYWAY UPON THIS AGREEMENT.

Section 8.12 Attorneys’ Fees.

In the event either Party takes legal action to enforce the terms and conditions of this Agreement against the other Party to this Agreement, the prevailing Party in such legal action shall be entitled to recover reasonable attorneys’ fees and costs from the other Party upon the entry of a final non-appealable judgment.

Section 8.13 Counterparts.

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which will constitute one and the same agreement. Transmission by facsimile or electronically by PDF of an executed counterpart of this Agreement will be deemed to constitute due and sufficient delivery of such counterpart.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

53 ____GLOBAL, INC.
By:	&L/
Authorized Signing Officer

[SIGNATURE PAGE TO FINISHED DISTILLATE SUPPLY AND STORAGE AGREEMENT)

Certain identified information has been excluded from this

exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE A

Distillate Price per Barrel* - Bourbon

XXX

Price per Barrel* - Rye

XXXX

* The purchase price per Barrel set forth herein includes all Taxes payable for, and attributable to, the portion of Purchased Distillate at the Distillery and/or Warehouses on the applicable assessment date (excluding, for certainty, any barrel taxes imposed within the Commonwealth of Kentucky on Barrels stored by the Distiller as contemplated in Section 4.1(2)).

The purchase price per Barrel may increase at any time in the event that the Distiller’s material costs have increased by more than five percent (5%) (a “Distillate Price Adjustment”). Prior to Distiller accepting Purchaser’s Production Deposit for each respective Distillate production run, Distiller shall notify Purchaser of any Distillate Price Adjustment. If the Purchaser does not reject a Distillate Price Adjustment within five (5) Business Days of notice of such Distillate Price Adjustment from Distiller, such Distillate Price Adjustment shall be deemed to be accepted by Purchaser and become effective immediately. If Purchaser rejects a Distillate Price Adjustment within five (5) Business Days of notice of such Distillate Price Adjustment from Distiller, then Distiller shall have the right to immediately terminate this Agreement in accordance with Section 5.1(2). Upon Purchaser’s reasonable request, Distiller will provide supporting documentation for any Distillate Price Adjustment.

Distiller shall provide an invoice 30 days in advance of any production run and the Purchaser shall pay within IO Business Days after receipt of an invoice from the Distiller in respect thereof.

[Remainder of Page Intentionally Left Blank]

Certain identified information has been excluded from this

exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULEB

Service Fees

type of Service	Fee
Storage Costs	$XXX per Barrel per month; Storage Costs shall increase by 5% as of January 1st each calendar year
Entry I Exit Fees	$XXX per Barrel
Sampling Fees	$XXX per Sample
Insurance per barrel/ per month (option)	$XXX per barrel per month
Change of Ownership/Transfer	$XXX per barrel
Additional services at hour rate	$XXX per hour

All Service Fees shall be paid by the Purchaser to the Distiller within 10 Business Days after receipt by the Purchaser of an invoice from the Distiller in respect thereof.

BARREL INSURANCE

______ I elect to have Distiller provide property insurance for the Barrel Inventory at a rate of $XXX per barrel per month with an insured value of $____ per barrel.

________ Purchaser elects to provide its own property insurance for the Barrel Inventory

Note: As set forth in Section 2.4, in the event Purchaser does not elect to have Distiller provide property insurance for the Barrel Inventory, Purchaser shall bear the risk of loss or damage to the Barrel Inventory, and Purchaser must maintain insurance coverage sufficient to cover the value of Barrel Inventory.

Customer Initial:

SCHEDULEC*

Ordered Amount

[REDACTED]

Distilling Specifications:

Ingredients	Percentages
Com	XX
Rye	XX
Malted Barley	XX
Other	XX

If percentage of com exceeds 50%, then Bourbon pricing from Schedule A shall apply.

If percentage of rye exceeds 50% (“Rye”), the Rye pricing from Schedule A shall apply.

Barrel Specifications:

Barrel Size	53 Gallons
Char Level	4
Bung Hole Location	Side